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On April 11, 2011, NYSE Euronext’s Chief Executive Officer, Duncan Niederauer, participated in several television interviews.  Transcripts from these interviews are provided below.

CNBC Squawk Box:  Duncan Niederauer Interview – 4/11/2011

CNBC:  That’s right.  Of course, yesterday, the board of the New York Stock Exchange unanimously saying no thank you to that proposal from Nasdaq and ICE, worth about $43.13 per share in cash and stock -- a lot of both -- for the NYSE.  And joining us now from the New York Stock Exchange is the company’s CEO, Duncan Niederauer.  Always a pleasure.  Thank you for being with us.

DN:  Good morning, David.  Nice to see you.

CNBC:  In their response to your board’s rejection of the offer, Nasdaq is saying hey, why not just talk to us? Why not at least sit down, have a negotiation, talk over some of the issues, for example, anti-trust, and give us an opportunity to at least be heard and tell you why our bid is a better one than the current deal with Deutsche Boerse.

DN:  I think our board’s decision is shareholder focused, and if you think of what we’ve done as a company, we spent ‘08 and a good part of ‘09 transforming the company.  End of ‘09 we start, having delivered on the promise of the Euronext integration, we start talking about a long-term strategy that’s incredibly shareholder focused, and I think the decision by the board yesterday that, rather than respond to a loosely worded invitation to talk that would require us to think about dismantling the company, which is entirely inconsistent with the strategy, I think the board made the only decision it should have which is, we have a long-term strategy, it was designed to create shareholder value, it was well thought out.  Let’s stick with the strategy till further notice.

CNBC:  You know, of course, sticking with that strategy may end up that your own shareholders don’t vote in favor of the deal.  I realize we have months to go, ultimately, before that shareholders vote is held.  But I will tell you, having spoken to many of those shareholders, regardless of how seriously or not your board takes the Nasdaq proposal, they certainly do.  And at this point, I would be hard pressed to tell you they will vote in favor of any deal you have with Deutsche Boerse.

DN:  We understand that and, in fairness to the shareholders, they haven’t been able to hear from us for the last ten days since we got the unsolicited proposal.  It’s our job to get out and reaffirm what we said in the middle of February.  Because the interesting thing to me, Dave, is that from the middle of February to the end of March, the response we were getting from the shareholders was quite favorable.  They thought that this was a long-term focus and a lot of our shareholders understand the difference between today’s prices and tomorrow’s value.  It’s our job to articulate what the long-term strategy of the company is and how the merger with DB positions us to do that.  And so you’re going to hear us reiterating in the coming days a lot of what that value is all about.

CNBC:  Are we going to also hear from Deutsche Boerse? Because many would also say that that company has not done a particularly good job, as you say, of articulating any of the value here.  It’s got its own issues with its own shareholders.  It needs a 75% vote from those shareholders.  Are we going to start to hear more from Deutsch Boerse?  Are we going to start to hear them talk a bit and perhaps help that stock price which has really done nothing but go, for the most part, down since you guys announced this deal.

DN:  Right, and remember, coming out of the gate, since there was a value transfer, if their stock just held in there, that would have been pretty positive.  Your overwhelming point is the right one, David.  Their CEO and CFO are here this week.  I think we have a collective job to do that we haven’t been able to do for the last ten days.  We need to start talking more proactively with all the shareholders, theirs and ours, about the value creation.  I think it’s pretty compelling.  You think about what the combined company looks like.  You’ve got the leader in derivatives, the leader in risk management, the leader in capital raising.  You’ve got a huge post trade services business, a terrific technology business.  There’s a great story there to tell with a lot of upside.  A lot of those businesses are very, very leveraged interest rates.  I think we would all agree, interest rates are certainly never going to be lower, even just to return to normalcy on interest rates improves the bottom line greatly.  I said to my fellow CEO, Reto, over there, I said, Reto, the problem is we need to get better, particularly on your side at telling this great story we’ve got to tell.  Expect to see us doing a lot more of that in the coming weeks.

CNBC:  Duncan, one of the questions you raised in your press release was whether or not the proposed deal with the Nasdaq/ICE would be something that regulators would clear.  But there have been questions raised both on that deal and on the deal you proposed with Deutsch Böerse.  Where do you think the risks lie with the regulators?

DN:  I think both deals have some risk attendant to it, Becky, there’s no question about it.  I think on our side it’s obviously that if you look at what the envisioned Newco would be, we certainly have a lot of work to do with the competition authorities in Brussels, talk about the list of derivatives market, talk about the OTC derivatives market.  Try to see how it all shakes out.  What’s the numerator, what’s the denominator.  See how all that goes.  On the other deal which we thought was very conditional, the proposal talks about the ease of getting the approvals on both sides of the Atlantic.  We think it’s not trivial at all to get approvals here from the DoJ on the listings business.  And also what we just learned in Australia, was a lot of countries in which we operate the exchanges, any kind of change is the kind of thing they’ll take very seriously.  The conditional proposal we received sort of talks about breaking up those exchanges and their respective businesses in each country.  I don’t think that’s a trivial discussion by any stretch of the imagination.

CNBC:  You’re talking about the European derivatives business.  I mean there are significant questions there, Duncan.  You seem to raise them.  What gives you the confidence that you guys can get by the regulators in Europe?

DN:  I don’t think it’s about getting by the regulators, David, I think.  It’s just presenting the case to say yes, combining these two exchanges does create a large list of derivatives business.  It is a fraction of the overall derivatives business in Europe.  Everybody knows that.  The OTC businesses are as big or bigger than the listed businesses.  And I think the other thing we have to emphasize is by putting these two together with the two interest rate complexes that are complementary and two equity complexes that are complementary, I can’t see the another deal that could deliver the capital efficiency savings to the market participants other than ours.  I don’t think another deal could even come close to the capital efficiencies.  That’s another thing.  We’ve got to do a better job of communicating clearly so the market participants and our other stake holders understand what’s in it for them.

CNBC:  Duncan you mentioned this great story that needs to be told.  A big piece of that what could make the story greater would be a higher bid.  Will that be a piece of it?

DN:  The way I think about that, we don’t have a bid from the Germans.  And I want to be very clear about that.  We have a merger agreement with them and I think David did a great job in mid-February of really articulating what was actually happening with this deal.  This is a merger agreement where we’re contributing our businesses, DB is contributing their businesses and we’re creating this terrific new company.  I think this notion we have a competing bid or competing proposal is nonsense.  We don’t have two bids.  We have a loosely worded proposal from one group and we have a merger agreement with another company.  At the same time, do I think this is a terrific opportunity to maximize shareholder value? Absolutely, that’s what we always do.  Part of the conversations we’re going to be having is how do we do things that create more value for the shareholders in the envisioned new co.

CNBC:  You mentioned the merger agreement.  I don’t want to the get too arcane in terms of takeover law.  But you apparently don’t believe you have Revlon duty.  In other words, a duty to sell the company to the highest bidder because you have a merger, not an acquisition from Deutsch Boerse.  If that is the case Duncan and I believe you believe it is, what are you going to do then if the New York Stock Exchange Shareholders turn it down? You guys just stay independent or do you feel an obligation to talk to Nasdaq.

DN:  I don’t think we feel an obligation at the moment to pursue a deal that we don’t think is actionable.  We’re never going to do that.  We’re going to stick with the strategy and the shareholder focused strategy.  We like the stand alone case.  I think our view we concluded with the board over the last year, year and a half is that as strong as the stand alone case is and how happy as we are, let’s all be realistic.  We work in a global industry just like a lot of other people who come on your show do.  As good a job as we might like to think we’ve done, the fact is CME’s market cap is three times ours.  Hong Kong’s market cap is two and a half, to three times ours.  The German exchange and the Brazilian Exchange both had higher market caps than ours.  And I just think we have to be realistic about the challenges on the competitive landscape.  Our decision was to be proactive and try to do a merger we thought accelerated the strategy rather than stand alone.  But if you tell me plan B is stand alone, I’ll take that trade too.

CNBC:  Are you saying you would not come back and consider this at some point down the road, there’s no way no how a deal with the Nasdaq/ICE would ever happen?

DN:  You would never say that, Becky, but I think there’s so many conditions and unanswered questions, before we would even waste time going down that road, I think we would have a lot more questions that to us, the burden of proof isn’t on us, it’s on them.

CNBC:  Duncan, thank you for your time.  We would be hearing from you and perhaps Deutsche Boerse in the weeks ahead.  Duncan Niederauer, chairman and CEO of Euronext.

DN:  Thanks, David.

CNBC:  You’re welcome.

Bloomberg: Duncan Niederauer with Betty Liu & Colleagues

4/11/2011

BL: Euronext Chief Executive Duncan Niederauer has his work cut out for him this week.  He’s trying to convince shareholders that the merger plan with Deutsche Boerse beats the Nasdaq’s rival offer.  Duncan is with us right now from the floor of the New York Stock Exchange.  John and Don are with me as well.  Great to have you with us, Duncan.

DN:  Thanks Betty.  Good morning.

BL:  Good morning.  Okay so this week, you are going to try to convince shareholders that you made the best deal for them or that you chose the right way.  What are you going to say to them?

DN: Well to start with, I think the notion we have two competing offers is nonsensical.  We have a merger agreement with a partner that we came to after a thoughtful proactive strategic discussion.  We have a competing proposal that is kind of loosely worded and promises a lot of value down the road.  We haven’t really been able to talk to the shareholders for the last week because we thought the right thing to do was not to front-run the board’s decision that we knew they were going to make this weekend so starting this morning we are now actively out to talk to the shareholders about the merits of the combination with Deutsche Boerse, which they were very happy about that when we announced in mid-February.  And we’re confident as we get back to them and remind them of the merits of that story, it will be fairly obvious.

BL:  Duncan how many calls have you gotten from investors?

DW:  How many calls have I gotten from investors since when?

BL:  Since it was released that you’ve rejected the Nasdaq bid.

DN:  Well, we really started having a lot of  conversations with investors in mid-February, so we had a lot of conversations with them from the February 15th announcement date till the end of March and once the deal, the proposal was announced on April 1, in our mind we were obliged to cease and desist.  Because that would have been inappropriate.  So our view is starting this week, we can talk to them again.  We’ve already done four or five calls with investors this morning.  Our counterparts from DB are here this week.  We’re confident by the end of the week, they will have a much clearer idea of where we’re headed with Newco.

D_: Hey Duncan, it’s Dominick here, not to liken this to a chess game at all but what do you think the next step is going to be?  You’ve already reemphasized the Deutsche Boerse side of things.  How do you think that Nasdaq or ICE will respond if at all to what’s happening now?

DN: Yeah, you should ask them how they plan to respond.  Our view is we had a merger that came out of a strategy that we spent a long time forming.  The shareholders understood why we were doing it, they agreed it accelerated our strategy.  We have to get back to basics with them.  As I said, I am confident that if we focus all of our energy on the clear path to getting that merger approved, that is the right way to go.  How the other guys are going to respond to our decision yesterday is up to them and not up to me.

JE: Duncan, it’s John Ehrlichman.  I just want to highlight something the other guys did say the Nasdaq saying.  We would expect that NYSE Euronext would at the very least meet with us and our advisors to discuss the merits of our proposed combination.  I know your perspective already, you just outlined it.  Do you owe a duty to shareholders to at least meet with the Nasdaq and our advisors?

DN: Yeah.  That is the board’s decision and not mine.  I think our view is, the dismantling of the company that the proposal suggests is completely inconsistent with the strategy.  So for the board to reverse course after a two or three year discussion about transforming the company repositioning it, deciding on its long-term strategy which we thought was for  the benefit of the shareholders and executing it, it is hard for me to imagine we would reverse course because of one loosely worded letter that says hey, can we come in and do some due diligence on you.  So I think the onus is on them, the burden of proof is on the other guys to prove why we should sit down with them.  Our view is that the long-term goal is to be global, a diversified, a service provider around the world.  Breaking up the company and going backwards does not seem to me consistent with that at all.  I am not sure why we would engage.  That would be the board’s decision, not mine.

BL: So Duncan is there a price though where you would go back and reconsider discussing with the Nasdaq, is there a higher price?

DN: To me guys it is not about price.  We don’t have a competing offer.  We have a loosely worded proposal and a merger agreement.  So this notion that everyone wants to say that these are two competing bids.  We do not have two competing bids.  We have a set of terms that govern a merger that we’re trying to do, a merger of equals that we think creates a great company of the future.  And we have a loosely worded proposal that says let us come on in and hey, let us talk to you.  It is not about price.  It is about shareholder value.  And pointing to today’s prices or yesterday’s prices.

BL: But Duncan, the shareholders might disagree with you.  They may say it has to do with price.  I mean according to some of the press reports, you have gotten calls from investors asking why you rejected a bid that was worth $1.6 billion more.

DN: Yeah and (A) It is not worth 1.6 billion more.  Let’s not get into the details of that.  But we are obliged to talk to our shareholders and explain to them why we’re doing and why the Board made the decision that it made yesterday and ultimately, that is why you have shareholder votes.  Right?  They will get to decide.  We just have to be open, transparent and honest and see where we go.

BL: Duncan, you said yesterday in an interview with Bloomberg that your cost savings from this deal actually might be higher than what you first announced.  Are you going to, as you meet with shareholders, start using some higher numbers as you make your case?

DN: You should not use higher numbers unless you are confident you can achieve them.  We like being from the underpromise and over the deliver school.  If the other guys want to be from the overpromise underdeliver school to get other people’s attention then that’s great.  Our view is we’re going to sharpen the pencils.  I do think this gives us an opportunity to say to our counterparts in Germany hey, what the market is telling us is, get to work, to make some decisions, tell us your story, make some of these decisions sooner rather than later.  Again, I am confident as we articulate that to the shareholders, they will understand that what we promised is at least what we will achieve.

D_: Dominick here again.  Just a couple seconds left.  When you look at the Deutsche Boerse deal when it comes to the management of the company, a big deal about who owns the company, do you think that will play a role in further discussions with you and the Boerse as well?

DN: I do not think so.  Because the management team is balanced.  I am privileged to have a chance to be the chief executive.  We have a balanced team just like we do now at NYSE Euronext.  And secondly, if you think about the shareholder base it’s actually much more diversified than either of the two interloper shareholder’s bases, so I love where it is headed.  I think having a global shareholder base underneath a global company, that’s the future.  I do not want to go backwards to the past.

Fox Business TV: Varney & Company:  Duncan Niederauer with Nicole Petallides
4/11/2011

NP: We're here with Duncan Niederauer who's been on with us talking about the first merger deal, with Deutsche Boerse then the bid here from NASDAQ, rejecting the bid yesterday. Why?

DN: I think the board made the only decision the board could make and should make. If you think about what we've done here the last few years, we've transformed and repositioned the company and we had a long-term strategy and we articulated it we executed against it and the merger was very consistent with that strategy. Dismantling the company is completely inconsistent with the strategy. So in my mind the board had a fairly easy decision yesterday.

NP: You say easy decision. There’s two things I want to talk to you about.  Number one, dismantling the company and shareholder value and number two, a lot of folks, here even on the floor who own NYX shares, say you sold cheap. And what do you talk about when you say dismantle the company.

DN: First of all, selling cheap, is kind of an odd concept. Because the merger agreement isn't a sale.  We didn't sell our company. DB didn't sell theirs, we're creating values in the long run in what we think is a game changer in our industry. Secondly, the proposal that we received from the interlopers would suggest that we break up the company into pieces, dismantle it and sell pieces to each of them and we think that's a very difficult transaction to consummate.

NP: I need to ask you two things. And number one jobs on the floor, which one keeps more jobs?

DN: There's no question that the NYSE, DB deal keeps more jobs not only on the floor, but in New York. You can't deliver the synergies that the other proposals suggest without a substantial amount of job loss.

NP: Talking about your job. You talked about the DB deal, a four-year contract with that. What about the Nasdaq deal?

DN: Right, they didn't reference any of that in the proposal so you can speculate all you want. From our point of view I haven't had a contract while I had this job. The shareholders were actually insistent I have a longer-term commitment. However they want to do it. At one point in the process I was happy to do the merger right and thought it was that good a deal whether I was chairman and CEO or just on the board. Anything is okay with me. It's not personal. It's about long-term strategy.

NP: What's the timing and what is next?

DN: The board reaffirmed the merger, we've been doing all the regulatory filings and meeting with shareholders this week, remember, Nicole, we haven't been able to talk to the shareholders and we are going to get out there and we believe the facts will prevail.

NP: Duncan Niederauer, thank you for being on. And we like that you come on with Fox Business and come on again when the next level unfolds. Back to you.

Safe Harbour Statement

NYSE Euronext is party to a proposed business combination transaction with Deutsche Boerse AG. In connection with the proposed business combination transaction, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a draft proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) a draft offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. When finalized, NYSE Euronext will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Boerse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Boerse AG.  NYSE Euronext and Deutsche Boerse AG also expect that Holding will file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”).

Investors and security holders are urged to read the proxy statement/prospectus and the offer document regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com and Deutsche Boerse AG’s Web site at www.deutsche-boerse.com. The offer document will be made available at Holding’s Web site at www.global-exchange-operator.com following clearance by the BaFin.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the BaFin and in documents that will be filed with the SEC.  Holding reserves the right to deviate in the final terms of the public offer from the basic information described herein.  Investors and holders of NYSE Euronext shares and Deutsche Boerse AG shares are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published, since they will contain important information.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Alpha Beta Netherlands Holding N.V. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

PARTICIPANTS IN THE SOLICITATION

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.